EXHIBIT 10


                      AMENDED AND RESTATED STOCK BONUS PLAN


     1. POLICY STATEMENT: The purpose of this Amended and Restated Stock Bonus Plan (this "Stock Bonus Plan") of RGC Resources, Inc (the "Company"), is to allow the Board of Directors to reward executive officers and other employee's individual or collective superior performance that has resulted in enhanced stockholder value or returns, and to encourage increased ownership of Company stock by officers and management. These awards will likely be taxable to recipients as compensation under current law.

     2. GRANTS: Under the Stock Bonus Plan, the Company may pay cash bonus awards and/or grant restricted or registered shares of its Common Stock ("Shares") to its employees ("Award"). All Awards must be approved by the Board of Directors.

     3. NUMBER OF SHARES: The Company may grant up to 50,000 Shares under The Stock Bonus Plan.

     4. ADMINISTRATION: The Stock Bonus Plan shall be administered by the Board of Directors' Compensation Committee (the "Compensation Committee"). The Compensation Committee shall consider recommendations from the Company's President before making its Award proposals to the Board of Directors. The President shall consider recommendations from the other officers of the Company when making recommendations to the Compensation Committee. The Compensation Committee Award proposals shall be subject to approval by the Board of Directors.

     5. TIMETABLE: The Compensation Committee shall present its Award proposal to the Board of Directors at the Board's annual meeting in January of each year. The Compensation Committee may, for exceptional employee performance, recommend Awards at times other than and in addition to the normal January proposal.

     6. FINANCIAL OPERATING IMPACT: The Compensation Committee shall consider the potential income statement impact of its Award proposals and include a statement on the anticipated impact in its proposal to the Board of Directors.

     7. PLAN REVISION: This Stock Bonus Plan may be revised, temporarily suspended, or revoked by the Board of Directors, subject to any requirements of shareholder approval imposed by applicable law or NASDAQ rules. The Company anticipates that ordinarily this would occur upon recommendation of the Compensation Committee. The number of Shares authorized under Section 3 above may not be amended without shareholder approval.

     8. NON DISCRIMINATION: The officers, President, and Compensation Committee of the Company will make their recommendations and proposals for Awards without respect to race, color, age, sex, or religious preference. The final decision of the Board of Directors will likewise be non-discriminating.

     9. ELIGIBILITY: The Stock Bonus Plan is intended as a reward for superior performance of the executive officers and other employees of the Company and its subsidiaries. However, individual non-management employees of the Company and its subsidiaries may be considered for Awards when circumstances do not allow adequate recognition of performance through existing compensation sources or plans. For example, Shares represented by physical stock certificates as perfect attendance recognition may be given to all employees of the Company and its subsidiaries.

     10. OFFICER OWNERSHIP POLICY: Officers of the Company are encouraged to own a position in the Company's Stock of at least 50 percent of the value of their annual salary. To promote this policy, it is anticipated


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that compensation bonuses for officers with stock ownership positions below the
50 percent ownership level should receive no less than 50 percent of any Award in the form of a grant of Shares, unless otherwise approved by the Compensation Committee, in its sole and absolute discretion, including, without limitation, Awards that are all cash.

     11. REGISTRATION OF SHARES: The Shares may or may not be registered for issuance with the Securities and Exchange Commission. If not registered, the stock certificates representing unregistered Shares shall contain a legend indicating that the Shares has not been registered and cannot be traded unless the Company believes that trade would be exempt from registration or receives a legal opinion to such effect that it deems to be acceptable.

     12. TAX MATTERS: The Company does not anticipate that the grant of Shares will be restricted and require vesting. Therefore, the receipt of Shares will probably be taxable as compensation to recipients and the Company shall treat the grants as such so long as they are taxable. Currently, grants under this Stock Bonus Plan are not intended to be excluded from "applicable employee remuneration" under Section 162(m) of the Internal Revenue Code.

     13. ADOPTION: The Stock Bonus Plan was originally adopted on January 23, 1994, at a meeting of the Board of Directors of Roanoke Gas Company held at its Corporate Offices at 519 Kimball Avenue, N.E., Roanoke, Virginia 24016. RGC Resources, Inc. adopted an amended and restated form of The Stock Bonus Plan on August 23, 1999 at a meeting held at its corporate offices at 519 Kimball Avenue, N.E., Roanoke, Virginia 24016. This Stock Bonus Plan constitutes an amendment and restatement of the prior Stock Bonus Plan. It was approved and adopted by the Company's Board of Directors on September 27, 2004. This Stock Bonus Plan shall become effective upon its approval by the shareholders of the Company.